RUSSOIL CORPORATION 230 Park Avenue 10th Floor New York, NY 10017 Tel. 212-551-1474 Fax 212-808-3020

October 2, 2007

Office of Chief Accountant
Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Attention:	Terry French, Accountant Branch Chief
Gopal Dharia, Staff Accountant

Re:	Russoil Corporation
Form 8-K filed 8/21/2007
Form 8-K/A filed 9/26/2007
Securities and Exchange Commission (“Commission”)
File No. 0-52220

Gentlemen and Ladies:

Russoil Corporation (the “Company”) respectfully responds to your comment letter of August 27, 2007. Regarding this Company’s (i) 8-K filed on August 21, 2007 and (ii) Form 8-K/A filed on September 26, 2007, the Company acknowledges:

(a)	The Company is responsible for the adequacy and accuracy of the disclosure in the filings;
(b)	Commission staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and
(c)	The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,

RUSSOIL CORPORATION

By: /s/ Evgeny Bagay
Evgeny Bagay
Chief Executive Officer